Exhibit 99.1

Contacts:

Media	Investor Relations
Bevin Maguire	Sean Meakim
(704) 654-7023	(704) 627-6200
bevin.maguire@honeywell.com	sean.meakim@honeywell.com

HONEYWELL NAMES VIMAL KAPUR PRESIDENT AND CHIEF OPERATING OFFICER

•	Kapur to drive execution of key sustainability and digitalization strategic initiatives and advance integration of Honeywell Accelerator throughout the organization

•

Change provides Honeywell Chairman and CEO Darius Adamczyk with additional flexibility to focus on overarching strategic and tactical objectives – with more time for business development, customer engagement and people development

CHARLOTTE, N.C. July 28, 2022 / PRNewswire/ — Honeywell (NASDAQ: HON) today announced that Vimal Kapur, current President and CEO of Honeywell Performance Materials and Technologies (PMT), has been appointed to the role of President and Chief Operating Officer (COO), effective immediately. The presidents of all Honeywell Strategic Business Groups will report to Kapur in his new role, while Kapur and all functional leaders will continue to report to Chairman and CEO Darius Adamczyk.

Kapur, 56, has over three decades of experience across various Honeywell businesses and, as COO, will work closely with Adamczyk to drive the continued profitable growth of Honeywell’s operating businesses. This includes creating new solutions to help customers drive their sustainability transformations and accelerate their digital transformation journeys. Kapur will also oversee the continued integration of Honeywell’s operating system, “Honeywell Accelerator,” across the organization and further its adoption as a learning tool for all Honeywell employees.

“Vimal is uniquely qualified for this role, having proven his operational capabilities across many different industries, business models, regions, and business cycles,” said Adamczyk. “Vimal has served Honeywell customers for 33 years, and in that time has achieved a deep understanding of the Honeywell portfolio, our end markets, and our customers’ needs. He has successfully driven sustainability and digitalization solutions across our portfolio. I look forward to partnering with Vimal to strengthen our execution and drive further value creation for our customers and shareowners.”

Adamczyk continued, “As Honeywell continues creating new solutions to make businesses more efficient and sustainable – which are paramount for our customers and the future of the planet – this is the perfect time to bring

Vimal into the COO role. His appointment provides me the additional bandwidth to prioritize overarching strategy, business development, customer engagement and people development. With this focus and a strong team in place, Honeywell is well positioned to expand our crucial partnerships with the customers and industries we serve.”

“I’m honored to step into the COO role, where my initial priorities will be to support Darius with a key focus on our sustainability and digitalization solutions,” Kapur said. “By building on and expanding the use of Honeywell Accelerator, we will be able to integrate and innovate with greater speed across our lines of business. These ongoing efforts are at the core of our growth opportunities and, looking ahead, will enable us to advance our collective success.”

Kapur will continue to perform the role of President and CEO of Honeywell PMT, a business group that develops process technologies, automation solutions, advanced materials, and industrial software, until his successor is named.

Under Kapur’s leadership as President and CEO of PMT, the business continues to rapidly pivot its portfolio to sustainable offerings in circularity, energy evolution, environmental transformation, resiliency, and accountability. This includes launching innovative technologies and partnerships with Avangard Innovative and Sacyr with new plastics recycling technology and with TotalEnergies for a petrochemical offtake company. In addition, Kapur and his team introduced large scale renewable energy storage for wind and solar usage with Duke Energy and helped Walmart and AstraZeneca lower their carbon footprint and improve energy efficiency with the Solstice Line of products. The PMT business currently has 20,000 employees and operates in more than 100 countries globally.

Additionally, Kapur served for three years as President and CEO of Honeywell Building Technologies (HBT), with leading offerings that improve energy performance, air quality, and the safety and security of commercial buildings in more than 10 million buildings worldwide. Under his leadership, the HBT business successfully launched the Healthy Building portfolio and expanded margins by ~200 basis points over three years.

Before HBT, Kapur also held the role of President of Honeywell Process Solutions where he led the business through the oil and gas downturn. Over a three-year period, Kapur was able to increase sales by 6%, expand margins by over 400 basis points and grow cash margins by 860 basis points to over 17%.

Prior to that, he was Vice President and General Manager of the Advanced Solutions line of business, where he built the foundation of an outcome-driven software business, successfully integrating our Matrikon acquisition into Honeywell. Additionally, he has held several other leadership positions, including Managing Director for Honeywell Automation India Limited.

Kapur graduated from the Thapar Institute of Engineering in Patiala, India, as an electronics engineer, with a specialization in instrumentation.

Honeywell (www.honeywell.com) is a Fortune 100 technology company that delivers industry-specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.